Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of September, 2020 (the “Effective Date”), and is by and between POWERVERDE, INC., a Delaware corporation (the “Company”), and Daniel T. Bogar, an individual (the “Employee”).

R E C I T A L S

A.	The Employee possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success, and the Company desires to employ the Employee on the terms and conditions set forth below.

B.	The Employee is willing to make the Employee’s services available to the Company on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.                   Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company on the terms and conditions set forth herein.

2.                   Duties of Employee. During the Employment Period (as defined in Section 3, below), the Employee shall serve as President of the Company. The Employee shall diligently perform all services as may be assigned to the Employee by the CEO of the Company and shall exercise such power and authority as may from time to time be delegated to the Employee by the CEO. The Employee’s duties will be described in a Company job description, or will otherwise be determined by the CEO upon consultation with the Employee. During the Employment Period, the Employee will faithfully carry out his responsibilities and provide services to the Company at such hours as may be necessary for the Employee to perform effectively the responsibilities of the position. In addition, the Employee shall act in accordance with (i) standing instructions for the position which may be issued by the Company from time to time; (ii) all reasonable and lawful requests, directions and/or restrictions imposed by the Company; and (iii) all policies of the Company as prescribed from time to time. Upon termination of employment, the Employee shall return all Company equipment and other Company property in the Employee’s possession, custody or control.

During the Employment Period, the Employee shall work on a part-time basis and shall devote such portion of the Employee’s business time and attention as is reasonably required for the performance of his duties to the Company.

3.                   Term. The Employee shall be employed by the Company commencing on the Effective Date of this Agreement. The Employee’s employment by the Company shall continue for a period of one year (the “Initial Term”), unless this Agreement is terminated first pursuant to Section 6 below. If not previously terminated, at the end of the Initial Term the Agreement may be renewed for an additional term of one year upon written consent of both parties, and it may similarly be renewed on future one-year anniversary dates (“Renewal Terms”) until the Agreement is terminated pursuant to Section 6. The entire term of the Agreement (comprised of that part of the Initial Term, and any Renewal Terms, prior to termination) shall be referred to in this Agreement as the “Employment Period.” For all purposes of the Agreement, no termination of the Employee’s employment shall be deemed to have occurred if the Employee is transferred during the Employment Period to any business entity which is an Affiliate of the Company. As used in this Agreement, the term “Affiliate” means, with respect to any specified person or entity (“Person”), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

4.                   Compensation. The Employee shall receive compensation of $7500 per month by the Company during the Initial Term (the “Compensation”), with such Compensation payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes as shall be required by applicable law; provided, however, that the Compensation shall accrue and not be payable until the earlier of (i) closing of the proposed merger between the Company and 374Water Inc. or (ii) the Company’s receipt of sufficient working capital financing after providing for adequate reserves as determined by the Company’s Board of Directors (each a “Payment Event”).

5.                   Expense Reimbursement. Subject to such reasonable rules and guidelines as the Company may from time to time adopt for its employees generally, the Company shall reimburse the Employee for all reasonable expenses pre-approved in writing by the CEO and actually paid or incurred by the Employee during the Term of Employment in the course of and pursuant to the business of the Company. The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

6.                  Termination of Employment.

(a)          Termination. The Employee shall have the right to terminate this Agreement, and the Employee’s employment hereunder, at any time without Cause immediately upon 30 days’ prior written notice thereof. The Company shall have the right to terminate this Agreement, and the Employee’s employment hereunder, at any time for cause without prior notice thereof. The Employee’s employment and the Employment Period shall terminate automatically upon the Employee’s death, as of the date of death.

(b)          Payment(s) to Employee Following Termination. Upon the termination of Employee’s employment hereunder for any reason, the Company shall only be obligated to pay to the Employee on the later of (i) the date of such termination or (ii) occurrence of a Payment Event, the Employee’s Compensation accrued through the date of termination. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5, above).

(c)           Resignation. Upon any notice of termination of employment pursuant to this Section 6, the Employee shall automatically and without further action be deemed to have resigned as an officer and/or director of the Company if the Employee was then serving in such any such position, and if required by the Company, the Employee hereby agrees to immediately execute a resignation letter to the Company.

(d)          Survival. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

7.                  Restrictive Covenants.

(a)           Confidentiality. Except as required in the performance of Employee’s work for the Company, Employee will not directly or indirectly use or disclose any Trade Secret Information (as defined below), either during or after employment with the Company for so long as such information remains Trade Secret Information as defined herein. Except as required in the performance of Employee’s work for the Company, during the period of Employee’s employment with the Company and for a period of two years thereafter (the “Restrictive Period”), Employee will not directly or indirectly use or disclose any Confidential Information (as defined below), and will not circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement. The Employee further agrees that the Confidential Information is the exclusive property of the Company and in furtherance thereof, the Employee covenants with the Company not to engage in any conversations, negotiations, correspondence or any transactions with respect to the Confidential Information, or take any other actions involving the Confidential Information, whether directly or indirectly, or whether on the account of the Employee or not, which will not be in the best interests of the Company or will not be within the intent of this Agreement, without express written consent of the Company, which consent shall be in the sole discretion of the Company and which consent may be unreasonably withheld.

As used herein, “Trade Secret Information” means any information possessed by the Company which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. For purposes of this Agreement, “Trade Secret Information” includes both information disclosed to Employee by the Company, or by its other employees, agents or representatives, and information otherwise acquired or developed by Employee in the course of his employment with the Company. As used herein, “Confidential Information” means any information possessed by the Company which is not readily ascertainable by proper means by other persons, regardless of whether such Confidential Information has independent economic value. Any information that Employee can demonstrate is publicly available through no fault of Employee or others with a duty or other obligation of confidentiality to the Company (contractual or otherwise), is not Trade Secret Information or Confidential Information within the meaning of this Agreement.

Notwithstanding anything else in this Agreement, Trade Secret Information shall include, but is not limited to: (i) information concerning the Company’s management, financial condition, financial operation, purchasing activities, pricing formulas, existing and contemplated products and services, sales activities, marketing research, marketing plans, marketing activities, and business plans; (ii) information acquired or compiled by the Company concerning actual or prospective customers, including, but not limited to, their identities, their business operations, their finances, the identity and quantity of products or services purchased from the Company, and other unpublished information furnished by or about them to the Company; (iii) the Company’s software (including source code, object code and related documentation), its software requirements and design documentation, its product development plans, its security procedures, methods and vulnerabilities (including, without limitation, all passwords and user ids), the algorithms, methods and procedures used within the Company’s software, and all ideas and proposals, whether generated internally or not, relating to the design, operation, implementation, use and maintenance of the Company’s software; (iv) all Inventions (as defined in Section 7(c)(2), below), regardless of whether such Inventions have been reduced to practice or are subject to patent protection; and (v) all other types and categories of information (in whatever form) with respect to which, under all the circumstances, Employee knows or has reason to know that the Company intends or expects secrecy to be maintained and as to which the Company has made reasonable efforts to maintain secrecy.

The Company may, from time to time, inform Employee of restrictions upon the use or disclosure of specified information which has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements which contain restrictions upon the use or disclosure of such information. Employee agrees that such information shall be treated as Confidential Information under this Agreement, and, in addition, Employee agrees to abide by the restrictions upon use and/or disclosure contained in such agreements.

Employee will not use or disclose to the Company any confidential or proprietary information belonging to others, and Employee represents that his employment by the Company does not and will not require the use or disclosure of such information or the violation of any confidential relationship with any third party.

(b)          Other Property of the Company. All documents, encoded media, and other tangible items provided or made accessible to Employee by the Company, or by its other employees, agents or representatives, or prepared, generated or created by Employee or others in connection with any business activity of the Company, are and shall remain the property of the Company.

Upon termination of his employment with the Company, Employee will promptly deliver to the Company all such documents, media, and other items in Employee’s possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein.

Employee will neither have nor claim any right, title, or interest in any Invention, patent, copyright, trademark, service mark or trade name (or any application released thereto) owned or used by the Company.

(c)          Definition of Company. Solely for purposes of this Section 7, the term “Company” also shall include any existing or future subsidiaries of the Company.

(d)          Covenant Not to Compete. (i) During the period of Employee’s employment with the Company and for a period of two years thereafter (the “Restrictive Period”), Employee will not, as an employee, officer, director, contractor, broker, distributor, advisor, consultant, or owner, or in any other capacity, directly or indirectly participate or assist in: (A) the design, development, production, marketing or sales of any product or service competitive with any product or service which the Company markets or plans to market at the time of termination of Employee’s employment with the Company; or (B) the management or financing of a business enterprise engaged in any such activities. The geographic territory within which Employee will refrain from such activities shall be the United States of America, the countries which are members of the European Union and any other geographic territory within which the Company or any Company agent or representative markets or plans to market any such products or services at the time of termination of Employee’s employment (“Restricted Area”).

(e)          Non-Solicitation of Customers. During the two-year period after the date of termination of Employee’s employment with the Company, Employee will not, directly or indirectly, either (i) solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, the business of any Restricted Customer (as defined below) for any product or service offered by the Company within the Restricted Area; or (ii) attempt or seek to cause any Restricted Customer to refrain, in any respect, from acquiring from or through the Company any product or services offered by the Company within the Restricted Area. As used herein, the term “Restricted Customer” means any customer to whom or to which goods or services were provided by the Company during the two-year period prior to the date of Employee’s employment, and any potential customer of the Company that the Company solicited during the one-year period prior to the date of termination of Employee’s employment with the Company.

(f)           Non-Solicitation of Employees. During the two-year period after the date of termination of the Employee’s employment with the Company, Employee will not, as to work within the Restricted Area, directly or indirectly solicit, request or induce any employee of the Company to terminate employment with the Company and seek employment with another firm other than the Company; provided, however, that a general advertisement in a medium of general public circulation with respect to a particular employment position that is not targeted at any one or more the employees of the Company will not violate the covenants of this Section.

(g)          Duty of Loyalty. Employee agrees that during the time that Employee is employed by the Company, Employee will owe the Company a duty of loyalty, and that as part of this duty of loyalty, Employee shall not engage in any form of business activity representing competition against the Company. Similarly, Employee, while employed by the Company, shall not appropriate for Employee’s own use any business opportunity of the Company, or otherwise engage in conduct where Employee’s own business interests are developed instead of the Company’s business interests.

(h)          Requests for Clarification. In the event Employee is uncertain as to the meaning of any provision of this Agreement or its application to any particular information, item or activity, Employee will inquire in writing to the CEO of the Company, specifying any areas of uncertainty. The Company will respond in writing within a reasonable time and will endeavor to clarify any subject of uncertainty, including such things as whether it considers particular information to be its Trade Secret Information or whether it considers any particular activity or employment to be in violation of this Agreement.

(i)           Notice to Subsequent Employers. For a period of two years after termination of his employment with the Company, Employee will inform any prospective new employer (before accepting employment) of the terms of this Agreement. In addition, it is agreed that the terms of this Agreement are not confidential, and that the Company may disclose the provisions of this Agreement, without any liability whatsoever, to any person, including, without limitation, one that is engaged in a business relationship with Employee, and may indicate that it is believed that Employee is in violation of this Agreement.

(j)            Acknowledgment by Employee. The Employee acknowledges and confirms that (i) the restrictive covenants contained in this Section 7 are reasonably necessary to protect the legitimate business interests of the Company; and (ii) the restrictions contained in this Section 7 (including, without limitation, the length of the term of the provisions of this Section 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

(k)           Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(l)            Survival. The provisions of this Section 7 shall survive the termination of this Agreement, as applicable.

8.                  Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Section 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 7 of this Agreement by the Employee or any of the Employee’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9.             Assignment. Neither party shall have the right to assign or delegate the Employee’s rights or obligations hereunder, or any portion thereof, to any other person.

10.              Governing Law. This Agreement is to be construed and enforced according to the laws of the State of Florida. The parties agree to accept any service of process by mail and to the exclusive venue of courts of competent jurisdiction located in Miami-Dade County, Florida in any dispute arising out of the employment by the Company of the Employee, compensation or any damages in respect thereof.

11.              Entire Agreement; Amendment. This Agreement reflects the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

12.              Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed email addressed as set forth herein. All notices shall be deemed given on the date of delivery. Notice shall be sent: (i) if to the Company, addressed to PowerVerde, Inc., 9300 S. Dadeland Blvd., Suite 600, Miami, Florida 33156, Attention: Richard H. Davis, CEO darbyric@gmail.com, and (ii) if to the Employee, to the Employee’s address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

13.              Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14.              Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law.

15.              Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16.              Damages. Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his or her breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then each party shall pay its own court costs and attorneys’ fees related thereto.

17.              Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signatures Begin on Following Page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Richard H. Davis, CEO

EMPLOYEE:

/s/ Daniel T. Bogar
Daniel T. Bogar